Contact: Jon Anderson, Actel Corporation (650) 318-4445

For Release: March 8, 2007 @ 1:30 P.M. PT

ACTEL CORPORATION ANNOUNCES FIRST QUARTER BUSINESS UPDATE

Mountain View, Calif. – March 8, 2007 – Actel Corporation (NASDAQ: ACTL) today released its business update for the first quarter of fiscal 2007.

• We expect revenues for the first quarter to be flat, plus or minus two percent. This is unchanged from previous guidance.

Stock Option Review

As previously announced:

A Special Committee of Actel’s Board of Directors, composed of independent directors and assisted by independent counsel, is reviewing Actel’s historical stock option grant practices and related accounting;

Actel voluntarily informed the staff of the Securities and Exchange Commission (SEC) about the internal review;

Actel has received notices from The Nasdaq Stock Market (Nasdaq) of Staff determinations that Actel is not in compliance with certain requirements for continued listing; and

Actel’s management has concluded that the Company may need to restate its historical financial statements to record additional non-cash and potentially other charges related to past stock option grants.

Actel is cooperating with the SEC in its informal inquiry. On January 30, 2007, the Special Committee presented its preliminary findings to the Company’s Board of Directors. The preliminary findings were summarized in a Form 8-K filed with the SEC on January 31, 2007. On February 16, 2007, a Nasdaq Listing Qualifications Panel granted the Company’s request for continued listing, subject to two conditions. One condition is that Actel provide the Nasdaq Hearings Department with a copy of its final investigatory report and/or answers to certain specific questions on or about March 16, 2007. The other condition is that the Company becomes current in its delinquent SEC periodic reports, file any required restatements, solicit proxies, and hold an annual shareholders’ meeting on or before May 17, 2007. Actel currently plans to meet the Nasdaq deadlines.

The statements in this press release regarding the Company’s updated business guidance and plans to meet the Nasdaq deadlines are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated in the forward-looking statements. Risk factors that make it difficult for Actel to accurately predict quarterly revenues include general economic conditions and a variety of risks specific to Actel or characteristic of the semiconductor industry, such as fluctuating demand, intense competition, rapid technological change and related intellectual property and international trade issues, wafer and other supply shortages, and booking and shipment uncertainties. Risk factors that make it difficult for the Company to predict when it will become current with the SEC’s periodic reporting requirements and compliant with the Nasdaq’s listing requirements include the results and findings of the reviews by the Special Committee and the SEC and the effect of such results or findings on Actel’s financial statements. Other potential consequences include modifications in the amount and timing of previously awarded stock-based compensation; the recording of additional expenses, including expenses in past periods that were deemed immaterial at the time and expenses in the 2006 fiscal year that normally would have been subsequent events; claims and proceedings relating to such matters, including shareholder litigation and action by the SEC and/or other governmental agencies; and negative tax or other implications resulting from any accounting adjustments or other factors. Any failure to meet expectations could cause the price of the Company’s stock to decline significantly. Actel does not assume, and expressly disclaims, any duty to update the forward-looking statements or risk factors.

Editor’s Note: The Actel name and logo are trademarks of Actel Corporation.